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                                  EXHIBIT 99.1
                                 PRESS RELEASE

                EAGLE GEOPHYSICAL, INC. FILES VOLUNTARY PETITION
               UNDER CHAPTER 11 OF UNITED STATES BANKRUPTCY CODE

HOUSTON, September 29, 1999 -- Eagle Geophysical, Inc. (Nasdaq: EGEO - news) announced today that the Company and its U.S. subsidiaries have filed a voluntary petition in federal court in Wilmington, Delaware under Chapter 11 of the U.S. Bankruptcy Code. The Company cited substantially reduced demand for its services due to lower oil company spending on seismic data and burdensome interest costs from the Company's debt load as the primary factors for the filing.

The filing in federal court in Delaware will allow the Company to continue its operations under the protection of the bankruptcy court while it finalizes discussions with its senior note holders and other major creditors on a restructuring plan.

To provide liquidity through the reorganization process, including payment of suppliers and trade creditors, Eagle Geophysical has secured a commitment for up to $15 million of debtor-in-possession financing from Wells Fargo Business Credit, a current Eagle Geophysical lender, subject to bankruptcy court approval.

On Friday, September 24, 1999, Eagle Geophysical's wholly-owned English subsidiary, Horizon Exploration Ltd., filed administration proceedings in London, England. Horizon Exploration conducts the Company's offshore seismic operations. Horizon Exploration plans to continue its offshore seismic data acquisition operations during this administration under the management of a third-party administrator, who is a licensed insolvency practitioner. The administration imposes a moratorium on creditor claims against Horizon Exploration while the administrator works towards a voluntary arrangement with creditors under English insolvency law.

Eagle Geophysical has been aggressively pursuing a financial restructuring to address its liquidity problems and recapitalize its balance sheet since it retained CIBC World Markets as its financial advisor in May, 1999. The Company has been conducting substantive discussions since mid-August 1999 with a committee of holders representing a majority of its outstanding $100,000,000 Senior Notes due 2008. However, continuing liquidity problems and the expiration of the 60 day grace period for the July 15, 1999 interest payment on the Senior Notes precipitated the Company's Chapter 11 filing.

"Despite recent increases in oil prices, demand for seismic data acquisition has not yet significantly improved. The decreased revenues we have experienced since the first quarter of this year, combined with the debt service requirements from borrowings we incurred to increase our offshore data acquisition capabilities have combined to make ongoing operations with our current capital structure impossible. We determined it was in the best interest of our customers and financial stakeholders to seek Chapter 11 protection in order to provide sufficient time and


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resources to effectively complete the restructuring of our business and position ourselves for anticipated upturn in the seismic data acquisition business," said Jay Silverman, President and CEO of Eagle Geophysical.

Eagle Geophysical provides onshore and offshore seismic data acquisition services to the petroleum industry.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with the uncertainty of market acceptance of the Company's products, limited number of customers, as well as risks of downturns in economic conditions generally, risks associated with competition and competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.